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                                      EX-10

                                EXHIBIT 10(d)(4)

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of this 7th day of January, 1999, between Inter*Act Systems, Incorporated, a North Carolina corporation with offices at 14 Westport Avenue, Norwalk, Connecticut 06851 (the "Company") and Paul A. Nash, an individual residing at 1010 Catamount Road, Fairfield, CT 06430 ("Nash" or the "Employee").

     1. Employment; Board.

     (a) Nash and Company have agreed to change the status of Nash's employment from an at-will employee to a contract employee. The Company hereby employs Nash, and Nash hereby accepts employment, on the terms and conditions hereinafter set forth. The title of Nash's new position shall be Senior Vice President, Patents and New Technology.

     (b) Nash has agreed to resign from the Board of Directors of the Company and will sign a resignation letter effective January 1, 1999.

     2. Responsibilities. Nash's duties shall be to work with the Company's General Counsel on the following: (a) Supporting the Company's litigation effort against Catalina and litigation efforts relating to any other matters of which Nash has knowledge; (b) Identifying patents of interest relating to Company activities and proposed activities, such as the Company's Internet couponing effort; (c) Assisting in the prosecution of patents on inventions developed or to be developed by Company employees; (d) Developing a program to identify infringers of the Company's owned or licensed patents with a modest budget for travel and other expenses; and (e) Other similar matters that Nash and the General Counsel or CEO reasonably agree would promote the Company's business in conformance with the Company's rules and policies. (f) Nash hereby covenants and agrees (i) not to make or publish in any manner any disparaging statements or remarks about the Company, its business, services or products or any of its employees, officers or directors, (ii) not to disclose information not already disclosed by Company management to non-executive employees concerning Company plans










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or finances to such employees, regardless of how such information was obtained, or (iii) not to disclose material insider information, regardless of how acquired, to anyone not already in possession of such information, as confirmed by the CEO, COO or General Counsel.

     3. Opportunity for Outside Consulting Projects. Although Nash's primary responsibility under this Agreement shall be the performance of the duties set out in section 1(b) above, Company agrees that to the extent the Company and Nash agree his activities for the Company do not take up all his time during the working day, Nash may pursue outside consulting arrangements with parties that do not compete against the Company and that are approved in advance in writing by the CEO and/or the General Counsel (see Exhibit A for such an arrangement approved by the Company). In that process, Company agrees that Nash may use a de minimus amount of his time at and resources of the Company (e.g. phone, fax, e-mail) in such outside consulting, to allow for the complications of trying to segregate it from his duties to the Company under this Agreement.

     4. Compensation. (a) The Company will pay to Nash as base compensation for his services hereunder an annual salary of $138,600, payable every two weeks in increments of $5,330.77. Nash shall be eligible for merit increases in base compensation in accordance with the Company policies applicable to employees of similar status, including the opportunity for additional options on the Company's stock. In addition, the Company shall also reimburse Nash for all reasonable out-of pocket expenses necessarily incurred by Nash in the performance of his duties hereunder and approved in advance by the CEO or General Counsel.

     (b) In addition, Nash will be eligible for a bonus tied to the revenues paid to the Company by infringers of the Company's intellectual property according to the following formula: Nash shall be paid 10% of any collected royalties or up-front cash payments to the Company from parties, other than Catalina or parties working with Catalina, who enter into licenses of Company patents where Nash conducted an investigation of their activities, such amounts to be calculated after deducting Company's expenses directly related to pursuing the licensee and any payments that might be made to the relevant licensors. If the Company decides not to






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enter into a license with such infringers but to attempt to shut them down, Nash shall be paid 10% share of any damages paid to the Company, such amount to be calculated after deducting Company's expenses directly related to such legal action and any payments that might be made to the relevant licensors.

     5. Term. Except as hereinafter set forth, the term of this Agreement shall begin on the date first written above and shall continue on the same terms and conditions until it is terminated by either party to this Agreement, provided the party wishing to terminate this Agreement gives the other party hereto 30 days written notice of the intent to terminate. Nash agrees that in the event of such termination he will work with the CEO and/or General Counsel to educate them on the status of all outstanding matters on which he is working, and will assist in any Company litigation or patent filings to the extent reasonably necessary, with the Company paying his reasonable expenses relating to such assistance. In addition, the Company may terminate this Agreement for cause at any time without notice.

        6. Additional Benefits. In addition to the compensation provided for in
Section 4 hereof, the Company shall provide Nash with the employee benefit programs currently available to Company employees of similar status, together with such additions thereto as may from time to time be made. It is expressly understood and agreed, however, that the Company shall have the right to modify or substitute for any or all of such programs. Nash shall also be entitled each year to a vacation, holidays, sick days and personal days in accordance with existing Company policy.

     7. 1993 Agreement. The parties agree that the Non-Competition Agreement dated April 14, 1993 between Nash and the Company (the "1993 Agreement"), which contains certain non-competition, confidentiality and business material provisions, continues in effect and is not superceded or modified by this Agreement.

     8. Assignment of Copyrightable Material and Inventions. Nash assigns, and will promptly disclose and assign, to the Company exclusively, all written material, inventions, discoveries, improvements, devices, tools, appliances, designs, practices, processes, methods, formulae, products, trade secrets and the like (hereinafter collectively called "inventions"),






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whether or not patentable, directly or indirectly useful in or related to the
Company's business, which Nash shall make, originate, conceive or reduce to practice, either solely or jointly with others, during the term of Nash's employment by the Company or six months thereafter that (a) relate to the Company's business or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (b) result from any work performed by Nash for the Company, or (c) are developed using the Company's equipment, supplies, facilities or trade secret information, other than work approved by the CEO or General Counsel as provided under section 3 above and not otherwise covered by (a), (b) or (d) of this section 8, or (d) are based upon or related to the Company's "confidential information" (as that phrase is defined in the 1993 Agreement); and Nash further agrees that during and after the term of Nash's employment, without charge to the Company but at its expense, Nash will execute, acknowledge and deliver any and all papers and take any other reasonable actions necessary or helpful for the Company to obtain patents or copyrights for its own benefit on said inventions in any and all countries or to otherwise protect and secure the Company's interests in said inventions; said patents, copyrights, applications for patents or copyrights and inventions to remain the property of the Company whether patented or copyrighted or not. In the event that Nash is unable or unavailable or shall refuse to sign any lawful or necessary document required in order for Inter*Act to apply for and obtain a patent or patents with respect to any work performed by Nash (including applications or renewals, extensions, divisions or continuations), Nash hereby irrevocably designates and appoints Inter*Act and its duly authorized officers and agents as Nash's agents and attorneys-in-fact to act for and on Nash's behalf, and in his or her place and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents with respect to such new developments with the same legal force and effect as if executed by Nash.

     9. Remedies for Breach. In the event of Nash's breach or threatened breach of any provision of Sections 7 and 8 hereof, the Company shall be entitled to an injunction restraining Nash from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it, including the recovery of damages from Nash. In






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addition, in the event of a violation of section 2(f), the Company's obligation to make payments under section 4(b) would be terminated.

     10. Savings Provision. In case any one or more of the provisions contained in this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the fullest extent compatible with the applicable law as it shall then appear.

     11. Non-Waiver. Any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Nash and Company, or, in the case of a waiver, by or on behalf of the party or parties waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any conditions, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

     12. Binding Effect. This Agreement and the rights and obligation hereunder shall inure to the benefit of, and be binding upon, the heirs, executors and administrators of Nash and the Company's successors and assigns.

     13. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to Nash's residence in the case of Nash or to its principal office in the case of the Company.





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     14. Amendments. This Agreement may not be amended, suspended, terminated or otherwise modified in any respect unless the same shall be in writing and signed by both parties to this Agreement.

     15. Headings. The headings contained in this Agreement are for reference purposes only and do not affect the interpretation or meaning of this Agreement.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     17. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Connecticut.

     18. Necessity for Agreement. Nash agrees and acknowledges that nothing contained in this Agreement nor the enforcement by the Company of any covenant herein alters or shall alter Nash's ability to obtain a livelihood for Nash or Nash's family. Nash recognizes that this Agreement is reasonably necessary to set out the terms of employment to protect the Company's proprietary and confidential information.

     IN WITNESS WHEREOF, the parties have hereunto set their hands on the date first written above.

INTER*ACT SYSTEMS, INCORPORATED




By: /s/ Stephen R. Leeolou
    ______________________________
           Chairman & CEO



PAUL A. NASH







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 /s/ Paul A. Nash
__________________________________



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